Exhibit 99.1

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Avista Corp. Reports Financial Results for First Quarter 2010

SPOKANE, Wash. – May 6, 2010, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $28.8 million, or $0.52 per diluted share, for the first quarter of 2010, compared to $31.0 million, or $0.57 per diluted share, for the first quarter of 2009.

“We had a challenging first quarter because our region experienced one of the warmest January to March periods on record combined with low precipitation and snowpack. This weather pattern reduced our retail loads, hydroelectric generation and net income,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“Largely due to warmer than normal weather, residential electric use per customer was down 11 percent and residential natural gas use per customer was down 21 percent as compared to the first quarter of 2009. Commercial use per customer decreased 8 percent for electric and 23 percent for natural gas.

“Even with normal precipitation for the remainder of the year, current conditions lead us to expect below normal hydroelectric generation for 2010. However, we are expecting a benefit under the Washington Energy Recovery Mechanism for 2010 due to lower wholesale electric and natural gas fuel prices than the amounts included in base retail rates in Washington.

“Although the weather hurt our first quarter results, we are confirming our 2010 earnings guidance with the expectation that we will be at the low end of the range. We continue to aggressively manage our business, and I believe we are well positioned to continue our long-term earnings growth.

“Also of note in the first quarter, our board of directors increased the quarterly common stock dividend to $0.25 per share. This increase is indicative of the board’s confidence in our continued progress toward achieving our goals,” Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2010 as compared to the first quarter of 2009 are presented in the table below:

($ in thousands, except per-share data)	Q1 2010	Q1 2009
Operating Revenues	$456,415	$487,470
Income from Operations	$67,824	$65,845
Net Income attributable to Avista Corporation	$28,810	$31,026

Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$27,776	$30,583
Advantage IQ	$1,447	$1,167
Other	$(413)	$(724)

Contribution to earnings per diluted share attributable to Avista Corporation by Business Segment:
Avista Utilities	$0.50	$0.56
Advantage IQ	$0.03	$0.02
Other	$(0.01)	$(0.01)

Total earnings per diluted share attributable to Avista Corporation	$0.52	$0.57

The decrease for Avista Utilities was due to a decrease in gross margin (operating revenues less resource costs) due to warmer weather and increased interest expense. These factors were partially offset by decreases in other operating expenses and taxes other than income taxes.

The increase for Advantage IQ was primarily due to the acquisition of Ecos Consulting, Inc. (Ecos) effective Aug. 31, 2009. Advantage IQ’s earnings continue to be moderated by low short-term interest rates and economic conditions that have limited organic growth.

The net loss for both periods in our other businesses was primarily due to losses on long-term venture fund investments.

Avista Utilities: Operating revenues decreased $36.8 million and resource costs decreased $30.1 million, which resulted in a decrease of $6.7 million in gross margin. The gross margin on natural gas sales decreased $8.6 million and the gross margin on electric sales increased $1.9 million. The decrease in our natural gas gross margin was primarily due to warmer weather that reduced retail loads, partially offset by the implementation of general rate increases in Washington effective Jan. 1, 2010, Oregon effective Nov. 1, 2009 and Idaho effective Aug. 1, 2009. The increase in electric gross margin was due to the implementation of the general rate increases in Washington and Idaho, partially offset by a reduction in retail loads due to the warmer weather and power supply costs that were higher than the amount included in base retail rates. Higher power supply costs were primarily the result of lower hydroelectric generation due to low precipitation and snowpack.

We absorbed $1.2 million under the Washington Energy Recovery Mechanism (ERM) for the first quarter of 2010 compared to a benefit of $2.7 million for the first quarter of 2009. This was due to lower hydroelectric generation, partially offset by lower wholesale electric and natural gas fuel prices. The ERM is an accounting method used to track certain differences between actual net power supply costs and the amount included in base retail rates for our Washington customers.

Natural gas revenues decreased $48.6 million primarily from decreased retail natural gas revenues of $74.8 million, partially offset by increased wholesale revenues of $25.6 million.

The decrease in retail natural gas revenues was due to lower retail rates and a decrease in volumes. We sold less retail natural gas in the first quarter of 2010 due to warmer weather as compared to the first quarter of 2009. The decrease in retail rates reflects the purchased gas adjustments implemented in 2009, partially offset by general rate increases in each jurisdiction.

The increase in our wholesale natural gas revenues primarily reflects an increase in volumes. Part of the increase in the volume of wholesale natural gas sales reflects lower than expected retail loads and the sale of excess natural gas purchased to wholesale customers. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. With lower retail loads in the first quarter of 2010 as compared to the first quarter of 2009, we had more opportunity to optimize transportation resources. Variances between the revenues and costs of the sale of resources in excess of retail load requirements are accounted for through purchased gas adjustment mechanisms.

Electric revenues increased $11.8 million primarily due to increased wholesale revenues of $17.4 million and sales of fuel of $10.1 million, partially offset by a decrease in retail revenues of $16.0 million.

The increase in wholesale electric revenues and sales of fuel primarily reflects an increase in sales volume due to lower than expected retail sales and resource optimization activities.

The decrease in retail electric revenues was due to a decrease in volumes sold primarily due to a decrease in use per customer as a result of warmer weather, and a decrease in revenue per megawatt-hour (MWh). The decrease in revenue per MWh was primarily due to the elimination of the ERM surcharge in February 2010, partially offset by the general rate increases.

Natural gas resource costs decreased $40.0 million reflecting a decrease in the price of natural gas purchases, as well as purchased gas cost adjustments implemented in the fourth quarter of 2009.

Electric resource costs increased $9.9 million primarily due to an increase in fuel costs (due to an increase in thermal generation).

Utility other operating expenses decreased $2.0 million primarily from decreases in electric distribution expenses and administrative and general costs.

Utility depreciation and amortization increased $1.4 million primarily driven by additions to utility plant.

Utility taxes other than income taxes decreased $5.7 million primarily reflecting lower revenue related taxes.

In addition to the weather, the decrease in utility net income was due to an increase in interest expense. On a consolidated basis, interest expense (net of capitalized interest) increased $2.5 million ($1.5 million of this increase was due to the consolidation of Spokane Energy, which is included in other). During the first quarter of 2009 we carried higher average balances under our $320 million committed line of credit at relatively low interest rates. We refinanced these borrowings in September 2009 with the issuance of first mortgage bonds.

Advantage IQ: Advantage IQ’s revenues for the first quarter of 2010 increased 38 percent as compared to the first quarter of 2009 and totaled $23.9 million. The increase in revenues was primarily due to the acquisition of Ecos.

In the first quarter of 2010, Advantage IQ managed bills totaling $4.1 billion, a decrease of $0.6 billion, or 14 percent, as compared to the first quarter of 2009. This decrease was due to a decrease in the average value of each bill processed, primarily reflecting a decrease in natural gas prices. Advantage IQ had a 4 percent increase in the number of accounts managed at March 31, 2010, as compared to March 31, 2009.

Other Businesses: Operating revenues increased $5.8 million and operating expenses increased $4.0 million. The increase in operating revenues and expenses was primarily due to the consolidation of Spokane Energy, which had no impact on the net loss attributable to Avista Corporation. Losses on long-term venture fund investments were $0.6 million for the first quarter of 2010 compared to $0.7 million for the first quarter of 2009

Liquidity and Capital Resources: In March 2010, we amended our revolving accounts receivable financing facility to extend the termination date from March 2010 to March 2011 and to reduce the amount of the facility to $50 million from $85 million. We reduced the amount of the facility based on our forecasted liquidity needs. We did not borrow any funds under the facility in the first quarter of 2010.

As of March 31, 2010, we had a combined $347 million of available liquidity under our $320 million committed line of credit, our $75 million committed line of credit and our $50 million revolving accounts receivable financing facility.

In 2010, we are planning, subject to market conditions, to refund $83.7 million of our Pollution Control bonds we purchased in 2008 and 2009.

We have a sales agency agreement to issue up to 1.25 million shares of our common stock from time to time. We are planning to issue up to $45 million of common stock in 2010 in order to finance a portion of our capital expenditures and maturing long-term debt, while maintaining our capital structure at an appropriate level for our business. We did not issue any common stock under this sales agency agreement in the first quarter of 2010.

Utility capital expenditures were $43 million for the first quarter of 2010. We are expecting capital expenditures of $210 million for 2010, excluding costs for projects associated with stimulus funding. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

Avista is confirming its 2010 guidance for consolidated earnings to be in the range of $1.55 to $1.75 per diluted share. We expect Avista Utilities to contribute in the range of $1.45 to $1.60 per diluted share for 2010. Primarily due to reduced retail loads in the first quarter and our forecast of below normal hydroelectric generation for the year, we are expecting to be at the low end of our consolidated and utility earnings guidance range. Our outlook for Avista Utilities also assumes, among other variables, normal precipitation and temperatures for the remainder of the year. Our guidance also includes a benefit under the ERM due to forecasted power supply costs below the level authorized in retail rates. We will actively manage our capital expenditures and operating expenses, while continuing to provide safe and reliable service for our customers. We expect Advantage IQ to contribute in the range of $0.10 to $0.13 per diluted share and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

We continue to experience regulatory lag in 2010 due to a delay in the recovery of incremental capital investment and increased operating expenses. Avista filed general rate cases in Washington and Idaho in March 2010 and expects to file a general rate case in Oregon by the end of the third quarter of 2010 to more closely align earned returns with those authorized.

NOTE: We will host a conference call with financial analysts and investors on May 6, 2010, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 788-0541, Pass code: 43651583. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through May 13, 2010. Call (888) 286-8010, Pass code 46106281 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 356,000 customers and natural gas to 316,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks or other malicious acts, particularly with respect to our utility assets; delays or changes in construction costs, and our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees;

increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2009. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2010	2009
Operating revenues	$456,415	$487,470

Operating expenses:
Resource costs	262,312	295,420
Other operating expenses	78,962	75,025
Depreciation and amortization	26,146	24,285
Utility taxes other than income taxes	21,171	26,895

Total operating expenses	388,591	421,625

Income from operations	67,824	65,845

Other expense:
Interest expense, net of capitalized interest	(18,941)	(16,398)
Other expense - net	(1,699)	(560)

Total other expense - net	(20,640)	(16,958)

Income before income taxes	47,184	48,887
Income tax expense	17,867	17,468

Net income	29,317	31,419
Less: Net income attributable to noncontrolling interests	(507)	(393)

Net income attributable to Avista Corporation	$28,810	$31,026

Weighted-average common shares outstanding (thousands), basic	54,869	54,616
Weighted-average common shares outstanding (thousands), diluted	55,115	54,722
Earnings per common share attributable to Avista Corporation:
Basic	$0.53	$0.57

Diluted	$0.52	$0.57

Dividends paid per common share	$0.25	$0.18

Issued May 6, 2010

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$39,603	$37,035
Accounts and notes receivable	199,957	210,645
Other current assets	187,107	171,243
Total net utility property	2,627,978	2,607,011
Total other property and investments	206,471	137,538
Regulatory assets for deferred income taxes	96,545	97,945
Regulatory assets for pensions and other postretirement benefits	138,807	141,085
Other regulatory assets	103,572	109,825
Non-current utility energy commodity derivative assets	23,983	45,483
Power deferrals	24,146	27,771
Other deferred charges	22,067	21,378

Total Assets	$3,670,236	$3,606,959

Liabilities and Equity
Accounts payable	$146,870	$160,861
Current portion of long-term debt	35,316	35,189
Current portion of nonrecourse long-term debt of Spokane Energy	11,635	—
Short-term borrowings	75,300	92,700
Other current liabilities	236,503	214,667
Long-term debt	1,039,010	1,036,149
Nonrecourse long-term debt of Spokane Energy	55,918	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	219,194	217,176
Pensions and other postretirement benefits	118,839	123,281
Deferred income taxes	491,576	494,666
Other non-current liabilities and deferred credits	85,797	95,276

Total Liabilities	2,567,505	2,521,512

Redeemable Noncontrolling Interests	39,949	34,833

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (54,894,340 and 54,836,781 outstanding shares)	779,828	778,647
Retained earnings and accumulated other comprehensive loss	283,624	272,640

Total Avista Corporation Stockholders’ Equity	1,063,452	1,051,287
Noncontrolling interests	(670)	(673)

Total Equity	1,062,782	1,050,614

Total Liabilities and Equity	$3,670,236	$3,606,959

Issued May 6, 2010

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	First Quarter
	2010	2009
Avista Utilities
Retail electric revenues	$179,491	$195,516
Retail kWh sales (in millions)	2,285	2,450
Retail electric customers at end of period	356,073	355,370

Wholesale electric revenues	$46,562	$29,201
Wholesale kWh sales (in millions)	919	597

Sales of fuel	$22,112	$11,972
Other electric revenues	$4,092	$3,778

Retail natural gas revenues	$105,766	$180,586
Wholesale natural gas revenues	$62,118	$36,505
Transportation and other natural gas revenues	$3,890	$3,306
Total therms delivered (in thousands)	277,190	264,489
Retail natural gas customers at end of period	316,446	314,798

Income from operations (pre-tax)	$63,214	$63,622
Net income attributable to Avista Corporation	$27,776	$30,583

Advantage IQ
Revenues	$23,942	$17,340
Income from operations (pre-tax)	$3,161	$2,624
Net income attributable to Avista Corporation	$1,447	$1,167

Other
Revenues	$15,074	$9,266
Income (loss) from operations (pre-tax)	$1,449	$(401)
Net loss attributable to Avista Corporation	$(413)	$(724)

Issued May 6, 2010